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GENOVESE DRUG STORES, INC.

Exhibit 11

STATEMENT RE:  COMPUTATION OF NET INCOME PER COMMON SHARE

(000'S OMITTED, EXCEPT PER SHARE DATA)


                                                                       Sixteen Weeks Ended
                                                               --------------------------------
                                                                 May 20,               May 21,
                                                                  1994                  1993
                                                               ----------            ----------
Primary:

  Weighted average shares
   outstanding (A)                                                9,138                  9,129
  Equivalent shares--dilutive
   stock options--based on
   treasury stock method using
   average market price                                            (B)                    (B)
                                                               -----------            ----------
                                                                  9,138                  9,129
                                                               -----------            ----------

Net income                                                     $  1,698               $  1,482
                                                               -----------            ----------

Net income per common share                                       $ .19                  $ .16
                                                                  =====                  =====


(A) Adjusted, where appropriate, to reflect the effect of the 10 percent stock dividend on January 4, 1994.

(B) The effect of equivalent shares of dilutive stock options is not significant to net income per common share.

There is no significant difference between primary and fully diluted net income per common share.



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